Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ambow Education Holding Ltd. on Form F-3 of our report dated April 5, 2019, with respect to our audits of the consolidated  financial statements of Ambow Education Holding Ltd. as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 appearing in the Annual Report on Form 20-F of Ambow Education Holding Ltd. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Guangzhou, China

May 8, 2019